Exhibit 99.1

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

NASDAQ Symbol: QCCO

NEWS RELEASE

Contact:

    Douglas E. Nickerson (913-234-5154)

    Chief Financial Officer

QC Holdings, Inc. to Cease Operations in North Carolina

Separately, QC Begins Operating in Texas as a Credit Service Organization

OVERLAND PARK, KS (September 28, 2005) – QC Holdings, Inc. (NASDAQ: QCCO) announced that it expects to close each of its 19 stores in North Carolina before December 1, 2005. The Company will record an approximate $2.5 million non-recurring charge to pre-tax earnings in connection with the closings. In addition, operating losses in North Carolina during third quarter 2005 are expected to total approximately $1 million. Once the stores are closed, the Company will have no ongoing presence in North Carolina.

Don Early, QC’s Chairman and Chief Executive Officer, commented, “We announce our decision to close our stores in North Carolina with great sadness. We have operated these stores for a number of years and have many valued long-term employees who are affected by this action. We are also disappointed for the many customers for whom we will no longer be able to provide short-term financial solutions.”

The Company’s decision to close its stores reflects the difficult operating environment in North Carolina associated with the Company’s role as an agent for a lending bank that is offering payday cash advances in compliance with the revised Payday Lending Guidance issued recently by the Federal Deposit Insurance Corporation. During 2004, the Company’s North Carolina stores represented approximately 5% of the Company’s total revenues and total gross profit.

The non-recurring charges associated with the store closings reflect estimates of costs required to cease all operations in North Carolina. The charges include $665,000 and $575,000 for the write-off of goodwill and property, respectively, approximately $350,000 for operating lease terminations, approximately $200,000 related to severance payments and approximately $200,000 for various other costs, including storage, moving and cleaning. In addition, the Company expects to record a $500,000 reserve for loans that the Company estimates will be uncollectible. This information is based on preliminary estimates and we expect that a majority of the charge will occur in the third quarter 2005.

Darrin Andersen, President and Chief Operating Officer, noted, “While this decision was extremely difficult, there are two key benefits the Company derives. First, the Company avoids operating losses associated with its North Carolina operations. Second, the Company eliminates its exposure to the agency relationship with bank lenders. With this change, the Company will no longer be using the bank model relationship at any of our stores. By removing the uncertainty in North Carolina, our Company can better focus its efforts on the various business initiatives that are critical to long-term shareholder value.”

** Credit Services Organization **

Beginning on September 14, 2005, the Company began operating as a credit services organization (CSO) in its 18 Texas stores. On that same day, the Company ceased serving as a marketing and servicing agent for new loans made by a FDIC-insured bank. As a CSO, the Company assists the customer in applying for a loan. Under the arrangement with the third-party lender, the Company is contractually obligated for all losses incurred by the third-party lender in connection with the lender’s loans to its customers. Accordingly, the Company expects to record a pre-tax charge of approximately $200,000 to increase its allowance for loan losses in conjunction with establishment of a CSO in Texas.

- BUSINESS OUTLOOK -

Mr. Early concluded, “As we conclude the third quarter and prepare for the seasonally-strong fourth quarter, our Company faces ongoing challenges in both regulation and operations. The regulatory and legislative environment continues to be dynamic, with positive changes in one state being offset by aggressive approaches specific to payday lenders in other states. We believe our decisions to close our North Carolina stores and to operate exclusively as a CSO in Texas alleviate much of the regulatory tension for the Company.

With respect to operations, as we delineated in our second quarter earnings conference call, we have undertaken several initiatives to address the level of losses we have recently experienced. We do not expect the full benefits of those initiatives to be realized in the third quarter. Additionally, increases in gasoline prices, bankruptcy filings and competition continue to create a very difficult collections environment. While we have seen some improvements in the first part of September, we expect third quarter losses to range between 33% and 35% of revenues. In addition, we expect to add an additional 40 to 50 stores through the end of this year and our initial estimates indicate that we will grow between 75 and 125 stores in 2006. We continue to evaluate the benefits and challenges of our rate of unit store growth, with respect to the impact on operational efficiency at existing stores and to the ramp up of new stores compared to historical averages.

As we move into fourth quarter 2005, we look forward to having absorbed the impact from closing North Carolina and the benefits of the new CSO business in Texas. These actions to eliminate the Company’s exposure to the bank agency model, together with a lower loss ratio and a more modest level of unit store growth in 2006 compared to 2005, should provide the opportunity for a strong end to the year and a solid foundation for the start of 2006.”

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. provides consumer financial services, principally payday loans, through approximately 500 stores in 25 states. With more than 20 years of operating experience in the retail consumer finance industry, the Company entered the payday loan market in 1992 and, since 1998, has grown from 48 stores to 491 stores as of September 27, 2005 (which excludes 19 North Carolina stores to close before December 1, 2005) through a combination of new, or de novo, stores and acquisitions. During fiscal 2004, the Company advanced more than $783 million to customers through payday loans and reported total revenues of $124.8 million.

Forward Looking Statement Disclaimer: This press release and the conference call referenced above contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (2) litigation or regulatory action directed towards us, including the continuing litigation in North Carolina, (3) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and the rate of growth in unit stores, (4) negative media reports and public perception of the payday loan industry and the impact on state legislatures and federal and state regulators, (5) changes in our key management personnel, (6) integration risks and costs associated with acquisitions, and (7) the other risks detailed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.

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